Exhibit 99.1

USG Corporation Announces Extended Early Tender Offer Results for 9.75% Senior Notes due 2014

CHICAGO--(BUSINESS WIRE)--April 2, 2012--USG Corporation (NYSE:USG) (“USG”) announced today the extended early tender offer results of its previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 9.75% Senior Notes due 2014 (the “Notes”) (CUSIP Nos. 903293AV0, U90402AB1). The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated March 14, 2012 (as amended, the “Offer to Purchase”) and the related Letter of Transmittal and Consent (as amended, the “Letter of Transmittal”).

As of 5:00 p.m., New York City time, on April 2, 2012 (the “Extended Early Tender Time”), USG had received valid tenders of an aggregate principal amount of $118,196,000 million from holders of the Notes. The total consideration offered in respect of Notes validly tendered at or prior to the Extended Early Tender Time is $1,125.00 per $1,000 principal amount of Notes. In addition, accrued interest up to, but not including, the settlement date for the Notes will be payable in cash on all validly tendered and accepted Notes.

The Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on April 11, 2012, unless extended or earlier terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”). Holders who validly tender Notes after the Extended Early Tender Time, but at or prior to the Expiration Time, will only receive the tender offer consideration of $1,095.00 per $1,000 principal amount of Notes and not the early tender premium described in the Offer to Purchase. Because the withdrawal and revocation deadline for the Tender Offer has passed, validly tendered Notes may not be withdrawn.

The Tender Offer is subject to the satisfaction or waiver of a number of conditions, including the financing condition, as set forth in the Offer to Purchase. The consummation of USG’s previously announced private offering of $250 million aggregate principal amount of its 7.875% senior notes due 2020 (the “New Notes”) will satisfy the financing condition for the Tender Offer. The offering of the New Notes is expected to close on or about April 12, 2012, and USG expects to complete the Tender Offer in connection with the closing of the offering of the New Notes.

For additional information regarding the terms of the Tender Offer, please refer to the Offer to Purchase and the related Letter of Transmittal. Requests for documents and questions regarding the Tender Offer should be directed to Global Bondholder Services Corporation (“GBS”), the depositary and information agent for the Tender Offer, at (212) 430-3774 (banks and brokers) or (866) 795-2200 (all others).

None of USG, its board of directors, the dealer managers for the Tender Offer, GBS or the trustee for the Notes, or any of their respective affiliates, is making any recommendation as to whether holders of the Notes should tender any Notes in response to the Tender Offer. Holders of the Notes must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes to tender.

This announcement is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell securities. The Tender Offer is being made solely by means of the Offer to Purchase and the related Letter of Transmittal. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of USG by the dealer managers for the Tender Offer or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

The New Notes will be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act. When issued, the New Notes will not have been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the New Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the New Notes will be made only by means of a private offering memorandum.

About USG

USG Corporation is a manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, LLC, L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG’s worldwide operations serve the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide.

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USG Corporation
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